UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 31, 2011

OMNIVISION TECHNOLOGIES, INC.

(Exact name of registrant specified in its charter)

Delaware	000-29939	77-0401990
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

4275 Burton Drive, Santa Clara, California	95054
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone, including area code: (408) 567-3000

(Former name and former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On March 31, 2011, Omnivision Technologies, Inc. (the “Company”) entered into, and closed under, a Patent Assignment Agreement (the “Assignment Agreement”) with Eastman Kodak Company (“Kodak”), pursuant to which the Company acquired certain image sensor-related patents and patent applications (the “Purchased Patents”) of Kodak for cash consideration of $65 million (the “Purchase”).

In connection with the Purchase, the Company has granted to Kodak world-wide, non-exclusive and royalty-free licenses, without the right to sublicense, to use the Purchased Patents to manufacture and sell current image-sensor products and other Kodak products incorporating image sensors.  The Assignment Agreement contains additional representations, warranties and covenants by the parties.

Pursuant to the Assignment Agreement and subject to certain limitations contained therein, Kodak has agreed to indemnify the Company for breaches of its representations, warranties and covenants contained in the Assignment Agreement.  A portion of the purchase price equal to $5.5 million was retained by the Company at the closing, and will be available until December 31, 2011 to satisfy any amount owed by Kodak to the Company pursuant to the indemnification provisions of the Assignment Agreement.  In addition, the Company has retained $1 million of the purchase price until the Company successfully records the ownership of the Purchased Patents in the Company’s name with the United States Patent and Trademark Office or international equivalents.

The foregoing description of the Assignment Agreement is qualified in its entirety by reference to the Assignment Agreement, a copy of which will be filed as an exhibit to the Company’s future periodic report pursuant to rules and regulations of the Securities and Exchange Commission.

Item 7.01  Regulation FD Disclosure

On April 1, 2011, the Company issued a press release announcing the transaction described in Item 1.01 above. A copy of the press release is attached as Exhibit 99.1 hereto and is incorporated herein by reference.

Item  9.01.  Financial Statements and Exhibits.

(d)           Exhibits.  The following document is filed as an exhibit to this report:

99.1	Press Release dated April 1, 2011

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

OMNIVISION TECHNOLOGIES, INC.

Date:	April 6, 2011	By:	/s/ Shaw Hong
		Name:	Shaw Hong
		Title:	President and Chief Executive Officer